Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2018, relating to our audit of the financial statements of Eton Pharmaceuticals, Inc. as of December 31, 2017 and for the period from April 27, 2017 (inception) through December 31, 2017, appearing in the Prospectus dated November 9, 2018 filed by Eton Pharmaceuticals, Inc., pursuant to Rule 424(b) under the Securities Act of 1933, relating to Eton Pharmaceuticals, Inc.’s Registration Statement on Form S-1 (No. 333-226774), as amended.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

November 20, 2018